INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of Standard Commercial Corporation

We consent to the use in this Registration Statement on Form S-4 of our report on the financial statements of Standard Commercial Corporation, of our report on the financial statements of Standard Commercial Tobacco Co., Inc. and subsidiaries, of our report on the financial statements of Standard Wool, Inc., all dated June 18, 1997, and of our report dated June 18, 1997 relating to the financial statement schedules, all of which appear in the Prospectus which is a part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
Raleigh, North Carolina
September 12, 1997